Exhibit 99.1

JOINT FILING AGREEMENT

AMONG

FCMI FINANCIAL CORPORATION,

FCMI PARENT CO.

AND

ALBERT D. FRIEDBERG

The undersigned hereby agree that the Schedule 13G with respect to the Common Shares, par value $0.01 per share of Paramount Gold Nevada Corp. (the “Schedule 13G”) is, and any amendments thereto executed by each of us shall be, filed on behalf of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement may be included as an Exhibit to such joint filing. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.

Dated: January 10, 2017

FCMI FINANCIAL CORPORATION

/s/ Dan Scheiner
Dan Scheiner
Vice President

FCMI FINANCIAL CORPORATION

By:	/s/ Dan Scheiner
Name:	Dan Scheiner
Title:	Vice President

/s/ Albert D. Friedberg
Albert D. Friedberg